Exhibit 99.1

Contact:	Charles L. Dunlap, CEO
Gregory J. Pound, President
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS ANNOUNCES MANAGEMENT POSITIONS

Monday, July 19, 2010	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) and TransMontaigne Inc. are pleased to announce that on July 12, 2010, Ronald A. (Randy) Majors joined TransMontaigne as Senior Vice President-Business Development.  Randy will be responsible for the day to day commercial activities for TLP and the acquisition of terminals and other assets.

Prior to joining the Company, from December 2009 to February 2010, Mr. Majors served as President and Chief Executive Officer of  Pipestream, a technology company focused on creating new materials and construction methods for the pipeline industry.  Prior to Pipestream, from May 2006 to December 2009, Mr. Majors served as President and Chief Operating Officer of SemGroup Europe Holdings, LLC, and Executive Director of SemEuro Limited, both divisions of SemGroup LP.  From January 1998 to April 2006, Mr. Majors worked for The Williams Companies in various business development capacities, and served as the Chairman of the Board of AB Mazeikiai Nafta, from September 2000 to October 2002, and Mr. Majors served as President of Williams International Company from May 2002 to May 2003.  From June 1983 to December 1997, Mr. Majors was employed at Conoco, Inc. in various executive positions responsible for numerous commercial ventures, as well as exploration and development projects in Russia, Norway, Indonesia, Vietnam, Dubai, Nigeria, as well as the US.

Mr. Majors holds a Bachelor of Science Degree in Chemical Engineering from Texas A&M University and executive training experience from the Wharton School of Business.

TransMontaigne Partners L.P. and TransMontaigne Inc. are also pleased to announce that on July 12, 2010, Rob Fuller joined the Company and will assume the position of Chief Accounting Officer effective January 1, 2011.  Deborah A. Davis, current Chief Accounting Officer, announced her intention to leave the Company to spend more time with her family and will transition Mr. Fuller into the position during the next six months.

Mr. Fuller brings a wealth of financial accounting experience to TransMontaigne having spent the last 13 years with KPMG in their New York Department of Professional Practice and the Denver office.  Mr. Fuller has provided auditing services to a variety of entities throughout his

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

17 year career that includes large public companies, large federal and state governments,  regulated enterprises and private entities.  Mr. Fuller has a BA in Political Science from Fort Lewis College and a Masters in Accounting from the University of Colorado.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 8, 2010.

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